UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

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SAFETY INSURANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SAFETY INSURANCE GROUP, INC.

20 Custom House Street, Boston, Massachusetts 02110

April 9, 2020
To Our Shareholders:

I am pleased to invite you to attend the 2020 Annual Meeting of Shareholders of Safety Insurance Group, Inc., which will be held at 10:00 a.m. on Wednesday,  May 20,  2020, at our headquarters, 20 Custom House Street, Boston, Massachusetts 02110.

The accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement describe in detail the matters to be acted on at this year’s Annual Meeting.

If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another shareholder, please bring written confirmation from the shareholder for whom you are acting as proxy.

Whether or not you expect to attend the meeting, please sign and return the enclosed Proxy Card in the envelope provided.  Your cooperation will assure that your shares are voted and will also greatly assist our officers in preparing for the meeting.  If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person if you so desire.

Sincerely,

George M. Murphy
President and Chief Executive Officer

SAFETY INSURANCE GROUP, INC.

20 Custom House Street, Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2020

April 9, 2020
To Our Shareholders:

The 2020 Annual Meeting of Shareholders of Safety Insurance Group, Inc. (the “Company”) will be held on Wednesday, May 20, 2020 at 10:00 a.m., local time, at our headquarters, 20 Custom House Street, Boston, Massachusetts 02110. At this meeting, you will be asked to consider and vote upon the following:

1.	a proposal to elect two of the Company’s directors to Class III with a term ending 2023;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020;
3.	to provide an advisory vote on the compensation of the named executive officers as disclosed in this Proxy Statement; and
4.	the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed March 30, 2020 as the Record Date for determining the shareholders of the Company entitled to notice of and to vote at the 2020 Annual Meeting and any adjournment thereof. The Company’s 2019 Annual Report to Shareholders is enclosed with the mailing of this Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy Card.

We urge you to attend and to participate at the meeting, no matter how many shares you own. Even if you do not expect to attend the meeting personally, we urge you to please vote, and then sign, date and return the enclosed Proxy Card in the postpaid envelope provided.

By Order of the Board of Directors,

CHRISTOPHER T. WHITFORD
Vice President, Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for

Our Annual Meeting of Shareholders to Be Held on May 20, 2020

The accompanying Proxy Statement and our 2019  Annual Report to Our Shareholders are available for viewing, printing and downloading at www.proxyvote.com and http://materials.proxyvote.com/78648T.

SAFETY INSURANCE GROUP, INC.

20 Custom House Street, Boston, Massachusetts 02110

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2020

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Safety Insurance Group, Inc. (the “Company” or "Safety") for the 2020 Annual Meeting of Shareholders to be held on May 20, 2020 at 10:00 a.m. at the Company’s headquarters located at 20 Custom House Street, Boston, Massachusetts 02110 (the “2020 Annual Meeting”).

The record date for determining shareholders entitled to vote at the 2020 Annual Meeting has been fixed at the close of business on March 30, 2020 (the “Record Date”). As of the Record Date, 15,452,789 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), were outstanding and entitled to be voted. Every shareholder will be entitled to one vote for each share of Common Stock recorded in his or her name on the Company’s books as of the Record Date. The Company mailed this Proxy Statement and the related form of proxy (the “Proxy”) on or about April 9, 2020.

With respect to Proposal 1, Election of the Company’s Directors, the shares of Common Stock represented by the enclosed Proxy will be voted as directed by the shareholder. Abstentions are not counted as a vote cast either “for” or “against” the nominee’s election.  The Board adopted Amended and Restated Bylaws of the Company effective as of the Record Date under which a director shall be elected by a majority of the votes cast in an uncontested election at which a quorum (a majority of issued and outstanding shares of Common Stock entitled to vote) is present. For the 2020 Annual Meeting, so long as a quorum is present either in person or by proxy, a majority of the votes properly cast is required to elect each director. Votes withheld from a director nominee, abstentions and broker non-votes (when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is barred from exercising discretionary authority to vote on the matter, which the broker indicates on the Proxy Card) will be treated as present at the 2020 Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast. Please note that Brokers may not vote your shares on Proposals 1 or 3 without your specific instructions. Please be sure to give specific voting instructions to your broker, so that your vote can be counted.

With respect to Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm, an affirmative vote of a majority of the shares present or represented and entitled to vote on such proposal is required for approval. Abstentions are included in the number of shares present or represented and entitled to vote on the proposal and therefore have the practical effect of a vote against the proposal.

With respect to Proposal  3, Advisory Vote on Executive Compensation, an affirmative vote of a majority of the shares present or represented and entitled to vote on such proposal is required for approval (on a non-binding, advisory basis). Abstentions are included in the number of shares present or represented and entitled to vote on the proposal and therefore have the practical effect of a vote against the proposal. Your vote is advisory and will not be binding upon the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The enclosed Proxy confers discretionary authority with respect to any other proposals that may properly be brought before the 2020 Annual Meeting. As of the date hereof, management is not aware of any other matters to be presented for action at the 2020 Annual Meeting. If any other matters properly come before the 2020 Annual Meeting, however, the Proxies solicited hereby will be voted in accordance with the recommendation of the Board.

Any shareholder giving a Proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Secretary. Any shareholder attending the 2020 Annual Meeting may vote in person whether or not the shareholder has previously filed a Proxy. Presence at the 2020 Annual Meeting by a shareholder who has signed a Proxy, however, does not in itself revoke the Proxy. The enclosed Proxy is being solicited by the Board. The cost of soliciting Proxies will be borne by the Company, and will consist primarily of preparing and mailing the Proxies and Proxy Statements. The Company will also request persons, firms and corporations holding shares of Common Stock in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this Proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2019, including financial statements and the report of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, thereon, accompanies this Proxy Statement. The Annual Report to Shareholders is neither a part of this Proxy Statement nor incorporated herein by reference.

PROPOSAL 1

ELECTION OF THE COMPANY’S DIRECTORS

The Board consists of seven members and three classes. Each class serves three years, with terms of office of the respective classes expiring in successive years.

Each of the two Directors, whose term expires at this year’s 2020 Annual Meeting, David F. Brussard and Thalia M. Meehan have been nominated for re-election to a three-year term ending at the 2023 Annual Meeting of Shareholders and until a successor, if any, is elected and duly qualified. The remaining four directors will continue to serve in accordance with their terms.  THE BOARD RECOMMENDS VOTING FOR PROPOSAL 1 WHICH CALLS FOR THE ELECTION OF THE 2020 NOMINEES.

Name	Age **	Director Since
Class III - Term ending in 2023*
David F. Brussard, Chairman of the Board (4C)	68	2001
Thalia M. Meehan (2)(3)(4)	59	2017

Class I - Term ending in 2021
Peter J. Manning (1C)(2)(3)	81	2003
David K. McKown (1)(2C)(3)	82	2002
Mary C. Moran	64	2020

Class II - Term ending in 2022
Frederic H. Lindeberg (1)(2)(3C)	79	2004
George M. Murphy (4)	53	2016

*Nominated at the 2020 Annual Meeting to a term ending in 2023

**As of April 1, 2020.

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.
(4)	Member of the Investment Committee.

(C)Chairman of the Committee referenced.

The following information with respect to the principal occupation, business experience, recent business activities involving the Company and other affiliations of the nominees and directors has been furnished to the Company by the nominees and directors.

Nominees for Director

David F. Brussard served as President and Chief Executive Officer ("CEO") of the Company from June 2001 until his retirement on March 31, 2016. Mr. Brussard continues to serve the Company as Non-Executive Chairman of the Board. From January 1999 to March 31, 2016, Mr. Brussard served as the CEO and President of the Insurance Subsidiaries. Previously, Mr. Brussard served as Executive Vice President of the Insurance Subsidiaries from 1985 to 1999 and as Chief Financial Officer and Treasurer of the Insurance Subsidiaries from 1979 to 1999. Mr. Brussard was appointed Chairman of the Board in March 2004 and has served as a Director of the Company since October 2001. Mr. Brussard was also appointed Chairman of the Investment Committee on February 22, 2017. Based upon Mr. Brussard’s significant experience with the insurance industry and his leadership roles in the Company and our insurance subsidiaries since inception, as well as his understanding of the financial, regulatory, corporate governance and other matters affecting public companies, we believe that Mr. Brussard is well qualified to serve as Chairman of our Board.

Thalia M. Meehan was appointed Director of the Company on July 3, 2017.  Ms. Meehan has also been appointed to serve as a member of the Investment Committee, the Compensation Committee and the Nominating and Governance Committee of the Board. Ms. Meehan, a Chartered Financial Analyst, has over 30 years of experience in the investment sector.  Ms. Meehan retired from Putnam Investments in 2016 with 27 years of experience and most recently served as a Team Leader and Portfolio Manager at Putnam Investments. Ms. Meehan currently serves on the Board of Cambridge Bancorp where she is a member of the Trust and Asset and Liability Committees and also serves on the Municipal Securities Rulemaking Board, the Strategic Advisory Committee of Build America Mutual and the Board of Boston Women in Public Finance. Ms. Meehan’s leadership skills and vast experience in the investment sector enable her to provide valuable insight and advice regarding investment decisions and other matter of import to the Company, which we believe well qualify her to serve on our Board.

Directors Continuing in Office

Frederic H. Lindeberg has served as a director of the Company since August 2004. Mr. Lindeberg has had a consulting practice providing taxation, management and investment counsel since 1991, focusing on finance, real estate, manufacturing and retail industries. Mr. Lindeberg retired in 1991 as Partner-In-Charge of various KPMG tax offices, after 24 years of service where he provided both accounting and tax counsel to various clients. Mr. Lindeberg is an attorney and certified public accountant. Mr. Lindeberg was formerly a director of Provident Senior Living Trust and TAL International Group, Inc. and formerly an adjunct professor at Penn State Graduate School of Business. We believe that Mr. Lindeberg’s particular knowledge and experience in a variety of areas, including financial, regulatory, corporate governance and other matters affecting public companies, qualify him to serve on our Board and as Chairman of the Nominating and Governance Committee.

Peter J. Manning has served as a director of the Company since September 2003. Mr. Manning retired in 2003, as Vice Chairman Strategic Business Development of FleetBoston Financial, after 32 years with FleetBoston Financial Corporation (formerly BankBoston) where he also held the positions of Comptroller and Executive Vice President and Chief Financial Officer. Mr. Manning started his career with Coopers & Lybrand in 1962 prior to his 1972 employment with BankBoston. He is a former director of the Blue Hills Bank and a former director of Thermo Fisher Scientific and the Lahey Clinic. Mr. Manning qualifies as an “Audit Committee Financial Expert” as defined by the U.S. Securities and Exchange Committee rules. We believe that Mr. Manning’s many years of experience in finance and accounting in the banking industry provide him with the necessary qualifications to be a director of the Company and Chairman of our Audit Committee.

David K. McKown has served as director of the Company since November 2002. Mr. McKown has been a Senior Advisor to Eaton Vance Management since 2000, focusing on business origination in real estate and asset-based loans. Mr. McKown retired in March 2000 having served as a Group Executive with BankBoston since 1993, where he focused on acquisitions and high-yield bank debt financings. Mr. McKown has been in the banking industry for 52 years, worked for BankBoston for over 32 years and had previously been the head of BankBoston’s real estate department, corporate finance department, and a managing director of BankBoston’s private equity unit. Mr. McKown is currently a director of Global Partners L.P. and various privately held companies. Mr. McKown is also a former director of Newcastle Investment Corp. We believe that Mr. McKown’s extensive accounting, financial structuring, legal, and negotiation skills acquired during his many years in the banking industry provide him with the necessary skills to be a director of the Company and Chairman of our Compensation Committee.

Mary C. Moran was appointed Director of the Company on March 27, 2020. Ms. Moran has over 40 years of financial experience in both private industry as well as consulting. Ms. Moran began her career at KPMG, previously Peat Marwick, where she became a Senior Manager before serving as Senior Vice President of Finance and Administration for Boston Sand and Gravel Company from 1990 to 2001. Since 2002 she has served as CEO of MCM Financial Consulting, focusing on projects within in the banking, construction, higher education, manufacturing, not-for-profit and professional services industries. Ms. Moran is currently a director of Care Dimensions where she serves on the finance and audit committee and is a former director and audit committee member of Danvers Bankcorp, the College of the Holy Cross and Catholic Memorial School. Ms. Moran graduated from Northeastern University with a M.B.A. and MS in Accounting and from the College of the Holy Cross with a degree in Economics.    Ms. Moran qualifies as an “Audit Committee Financial Expert” as defined by the U.S. Securities and Exchange Committee rules. We believe that Ms.  Moran’s many years of experience in finance, along with her leadership skills and vast consulting experience in the financial sector provide her with the necessary qualifications which we believe well qualify her to serve on our Board.

George M. Murphy, CPCU, was appointed President and Chief Executive Officer of the Company effective April 1, 2016.  He previously was the Vice President of Marketing since October 1, 2005.  Mr. Murphy was appointed to the Board of Directors and to the Investment Committee in February 2016.  Mr. Murphy has been employed by the Insurance Subsidiaries for over 31 years. Mr. Murphy is also on the Board of Trustees of the Insurance Library Association of Boston. Mr. Murphy’s leadership roles in the Company and our insurance subsidiaries which includes developing strong personal relationships with Safety’s network of independent agents along with his understanding of finance, regulation, corporate governance and other matters affecting public companies, well qualify him to serve on our Board of Directors.

Certain Information Regarding the Board of Directors

Meetings of the Board of Directors

During 2019, the following meetings of the Board were held: five meetings of the Board, four meetings of the Audit Committee, two meetings of the Compensation Committee, two meetings of the Nominating and Governance Committee and four meetings of the Investment Committee. All of the incumbent Directors attended at least 75% of the Board and committee meetings held while they were members during 2019. At each quarterly meeting of the Board, the non-executive directors hold an executive session without management present.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by Mr. David F. Brussard and Mr. George M. Murphy, respectively. As the Chairman of the Board, Mr. Brussard provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. Mr. Brussard is considered independent under National Association of Securities Dealers, Inc. (“NASDAQ”) rules.  As Chief Executive Officer, Mr. Murphy has general charge, supervision, and control of the business and affairs of the Company, and is responsible generally for assuring that policy decisions of the Board are implemented as adopted.

We believe this Board leadership structure is appropriate for the Company, in that the Chairman of the Board and Chief Executive Officer provide strong leadership and direction for management to execute the Company’s strategy and business plan while contributing to a more efficient and effective Board.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s strategic, financial and operational risks. The Company’s Compensation Committee oversees the management of risks relating to the Company’s compensation policies and practices. The Audit Committee oversees the management of risks associated with accounting, auditing, financial reporting and internal controls over financial reporting. The Audit Committee is responsible for reviewing and discussing the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Independent Directors

The Board has determined that David F. Brussard, Frederic H. Lindeberg, Peter J. Manning, David K. McKown,  Thalia M. Meehan and Mary C. Moran are “independent directors” as determined pursuant to the Marketplace Rules promulgated by NASDAQ and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Board Committees

The Audit Committee is comprised of Peter J. Manning (Chairman), Frederic H. Lindeberg, and David K. McKown (the “Audit Committee”). The Board has determined that Peter J. Manning is an “Audit Committee Financial Expert” as established by the rules and regulations of the SEC. The

Audit Committee meets at least quarterly and at each quarterly meeting meets with the independent auditors in an executive session without management present. For information regarding the functions performed by the Audit Committee, please refer to the Report of the Audit Committee included in this Proxy Statement, as well as the Charter of the Audit Committee, attached hereto in Appendix A to this Proxy Statement.

The Compensation Committee is comprised of David K. McKown (Chairman), Frederic H. Lindeberg, Peter J. Manning and Thalia M. Meehan (the “Compensation Committee”). For information regarding the functions performed by the Compensation Committee, please refer to the Compensation Discussion and Analysis and the Compensation Committee Report included in this Proxy Statement, as well as the Charter of the Compensation Committee, attached hereto in Appendix B to this Proxy Statement.

The Nominating and Governance Committee is comprised of Frederic H. Lindeberg (Chairman), Peter J. Manning, David K. McKown and Thalia M. Meehan (the “Nominating and Governance Committee”). For information regarding the functions performed by the Nominating and Governance Committee, please refer to the Charter of the Nominating and Governance Committee, attached hereto in Appendix C to this Proxy Statement.

The Investment Committee is comprised of David F. Brussard (Chairman), Thalia M. Meehan, George M. Murphy and Christopher T.  Whitford, the Company’s Chief Financial Officer (the “Investment Committee”). The Investment Committee reviews and evaluates, as may be appropriate, information relating to the Company’s invested assets and its investment policies, strategies, objectives and activities.

Nominating and Governance Committee Policies

Pursuant to the Charter of the Nominating and Governance Committee, attached hereto in Appendix C to this Proxy Statement, the Nominating and Governance Committee has developed the following policies and procedures related to the nomination process for directors of the Company and the means by which shareholders may communicate with the Board.

Shareholder Recommendations for Director‑Nominees

The Nominating and Governance Committee will consider recommendations from shareholders as to candidates to be nominated for election to the Board. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at Safety Insurance Group, Inc., 20 Custom House Street, Boston, Massachusetts 02110, who will forward such recommendations to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and should include the candidate’s name and qualifications for Board membership. This policy is not intended to replace the provisions in the Company’s bylaws related to shareholder nominations for director, but rather addresses the Nominating and Governance Committee’s position on recommendations from shareholders for potential director‑nominees. Shareholders wishing to nominate persons for director must comply with the Company’s bylaws and any applicable rules of the SEC.

Director‑Nominee Evaluation Process

The Nominating and Governance Committee intends to utilize a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will regularly assess the appropriate size of the Board, and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies arise, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, shareholders, or other persons. The Board is committed to a policy of inclusiveness and is committed to actively seeking out highly-qualified candidates with diverse gender, ethnicity, backgrounds, experiences, and skills for each search it undertakes.

Shareholder Communications to the Board

Shareholders may communicate directly with any member of the Board or the entire Board by sending correspondence to the Office of Investor Relations, Safety Insurance Group, Inc., 20 Custom House Street, Boston Massachusetts 02110, or emailing InvestorRelations@SafetyInsurance.com. Any such correspondence must contain a clear notation indicating that it is a “Shareholder‑Director Communication,” and must indicate whether the intended recipients are all members of the Board or certain specified individual directors. The Office of Investor Relations will make copies of all such correspondence and circulate them to the appropriate director or directors.

Director Attendance at Annual Meetings

Directors are encouraged but not required to attend the Company’s Annual Meetings. Two directors attended last year’s annual meeting.

Minimum Qualifications for Directors

In addition to the preceding policies and procedures adopted by the Nominating and Governance Committee, at the direction of the Board, the Board and Nominating and Governance Committee continue to evaluate their position on establishing minimum qualifications for directors. The Board seeks members with diverse business and professional backgrounds and outstanding integrity, judgment, and such other skills and experiences as will enhance the Board’s ability to best serve the interest of the Company.  They are committed to a policy of inclusiveness and is committed to actively seeking out highly-qualified candidates with diverse gender, ethnicity, backgrounds, experiences, and skills for each search it undertakes.    Matters reviewed include the candidate’s integrity, maturity and judgment, experience, collegiality, expertise, diversity, commitment and independence. The Board has not approved any criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of the needs of the Company at the time the nomination is to be considered. Similarly, the Nominating and Governance Committee has not identified specific, minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of our directors to possess.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

The Audit Committee of the Board selected PricewaterhouseCoopers LLP (“PwC”) to continue as the Company’s independent registered public accounting firm for 2020. PwC is the Company’s independent registered public accounting firm for the most recently completed fiscal year ended December 31, 2019. A representative of PwC is expected to be present at the 2020 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Ratification of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. THE BOARD RECOMMENDS VOTING FOR PROPOSAL 2 WHICH CALLS FOR THE RATIFICATION OF THE APPOINTMENT OF PwC.

If our shareholders do not ratify the selection of PwC, the appointment of the independent registered public accounting firm will be reconsidered by our Audit Committee. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

Audit Fees Billed for Services Performed Related to 2019 and 2018 Services

Audit Fees

Aggregate fees billed were $1,189,233 and $1,158,791 for 2019 and 2018, respectively. The fees in this category are for professional services rendered in connection with the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, set forth in the Company’s Annual Report on Form 10‑K, the review of the Company’s quarterly financial statements set forth in its Quarterly Reports on Form 10‑Q, and the performance of other services that generally only the Company’s independent registered public accounting firm can provide, such as consents.

Audit-Related Fees

There were no aggregate fees billed in 2019 or 2018.

Tax Fees

Aggregate fees billed were $56,275 and $54,675 for 2019 and 2018, respectively. The fees in this category were for professional services rendered in connection with tax compliance and tax consulting services.

All Other Fees

Aggregate fees billed were $1,800 for both 2019 and 2018. The fees in this category were solely for the Company’s licensing of PwC proprietary research tools.

The Audit Committee has considered and determined that the provision of non-audit services provided in 2019 and 2018 are compatible with maintaining PwC’s independence.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit‑related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal years 2019 and 2018, all audit services and all non-audit services provided to the Company by PwC were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board adopted the shareholders’ recommendation at the 2017  Annual Meeting and elected to hold a shareholder vote on “say-on-pay” annually.  Accordingly, in this Proposal 3, the Company again this year seeks your vote on the following advisory resolution:

“RESOLVED, that the shareholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers listed in the 2019 Summary Compensation Table included in the Proxy Statement for the 2020 Annual Meeting, as such compensation is disclosed  pursuant to the disclosure rules of the Securities and Exchange Commission, including the section titled Compensation Discussion and Analysis as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

Our goal for the Company’s executive compensation program is to attract, motivate and retain a talented, dedicated and knowledgeable team of executives who will provide leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is strongly aligned with our shareholders’ long-term interests.

The Company, the Board of Directors, and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading Compensation Discussion and Analysis in the Proxy Statement. We are committed to paying for performance and making sure our decisions align with the long-term interests of Safety and its shareholders. Since our November 22, 2002 Initial Public Offering through December 31, 2019, Safety has delivered a total of 1,273% in total return to our shareholders, well above the major indexes and our property-casualty insurance peers. As always, the Board of Directors and the Compensation Committee will continue to review all elements of the executive compensation program and take any steps they deem necessary to continue to fulfill the objectives of the program.

Shareholders are encouraged to carefully review the Compensation Discussion and Analysis section, the compensation tables and other narrative discussion in the Proxy Statement which discuss in detail our compensation policies and procedures and our compensation philosophy.

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD RECOMMENDS VOTING FOR THE ADOPTION OF THE RESOLUTION ABOVE APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

Occupations of Executive Officers

The table below sets forth certain information concerning our executive officers as of the date of this Proxy Statement.

			Years
			Employed
Name	Age	Position	by Safety
George M. Murphy	53	President, Chief Executive Officer	31
Christopher T. Whitford	37	Vice President, Chief Financial Officer and Secretary	7
James D. Berry	60	Vice President - Underwriting	37
John P. Drago	53	Vice President - Marketing	25
David E. Krupa	59	Vice President - Claims Operations	37
Ann M. McKeown	53	Vice President - Insurance Operations	30
Paul J.Narciso	56	Vice President - Claims	29
Stephen A. Varga	52	Vice President - Management Information Services	27

George M. Murphy, CPCU. For information regarding Mr. Murphy, refer above to “Directors Continuing in Office”.

  Christopher T. Whitford was appointed Chief Financial Officer, Vice President and Secretary of the Company on March 2, 2020.  Mr. Whitford, a Certified Public Accountant, previously held the Controller position with the Company since 2012 and began his career at PricewaterhouseCoopers in 2005. Mr. Whitford serves on the investment and audit committees of Guarantee Fund Management Services and serves on the audit committee of the Massachusetts Property Insurance Underwriting Association (“FAIR Plan”).

James D. Berry, CPCU, was appointed Vice President of Underwriting of the Company in July 2015, and was named as Secretary of the Insurance Subsidiaries at that time. Prior to that, he served as the Vice President of Insurance Operations since October 2005.  Mr. Berry has been employed by the Insurance Subsidiaries for over 37 years and has directed the Company's Massachusetts Private Passenger line of business since 2001.  Mr. Berry is the Chairman of the Board of Directors of the FAIR Plan and previously served as the Chairman of that organization’s Executive Committee. He has served on several committees of Commonwealth Automobile Reinsurers (“CAR”) including Market Review and Defaulted Brokers and also served on Computer Sciences Corporation Series II and Exceed advisory councils. He also serves on the Executive Committee of the In Control Family Foundation, and is the Chairman of that organizations Finance Committee.

John P. Drago was appointed Vice President of Marketing on February 1, 2016. Mr. Drago has been employed by the Insurance Subsidiaries for over 25 years and most recently served as Director of Marketing.

David E. Krupa, CPCU, was appointed Vice President of Property Claims of the Company on March 4, 2002. Mr. Krupa has been employed by the Insurance Subsidiaries for over 37 years. Mr. Krupa was first employed by the Company in 1982 and held a series of management positions in the Claims Department before being appointed Vice President in 1990. Mr. Krupa has served on the

Auto Damage Appraisers Licensing Board of Massachusetts and on several claims committees both at the Automobile Insurers Bureau of Massachusetts and CAR.

Ann M. McKeown was appointed Vice President of Insurance Operations of the Company on July 1, 2015. Ms. McKeown has been employed by the Insurance Subsidiaries for over 30 years wherein she has held management positions in the Underwriting, Information Technology, and Insurance Operations departments. Ms. McKeown has served on the Massachusetts Assigned Insurance Plan (“MAIP”) Steering and Operations Committees of CAR.

Paul J. Narciso was appointed Vice President of Casualty Claims of the Company on August 5, 2013.  Mr. Narciso has held various adjusting and claims management positions with the Company since 1990.  Mr. Narciso has 33 years of claim experience having worked at two national carriers prior to joining Safety.  He currently serves on the Governing Board of the Massachusetts Insurance Fraud Bureau and the Claims Subcommittee at CAR.

Stephen A. Varga was appointed Vice President of Management Information Systems (“MIS”) of the Company on August 6, 2014. Mr. Varga has held various information technology positions with the Company since 1992 and most recently served as Senior Director of MIS.

William J. Begley, Jr., formerly the Company’s Chief Financial Officer, Vice President and Secretary of the Company since March 4, 2002 retired effective March 1, 2020.  Mr. Begley was employed by the Insurance Subsidiaries for over 34 years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our compensation program objectives are to attract and retain individuals key to our future success, to motivate and reward employees in achieving our business goals and to align the long-term interests of employees with those of our shareholders. We are committed to paying for performance and making sure our decisions align with long-term interests of Safety and its shareholders.

In this section, we discuss and analyze our compensation practices with respect to Messrs. Murphy, Begley, Berry, Narciso and Varga, who are respectively, our Chief Executive Officer, Chief Financial Officer, and three other highest paid executives (collectively, our "Named Executive Officers") in 2019.

Executive Summary

The purpose of this summary is to help our investors understand Safety’s approach to executive compensation, specifically understanding what we pay our executives, how we pay them, and why. We are committed to paying for performance and making sure our decisions align with long-term interests of Safety and its shareholders.

The Compensation Committee (the “Committee”) is responsible for executive compensation at Safety. The Committee is comprised entirely of independent directors. The Committee engages Pay Governance, a leading independent executive compensation consulting firm, to help guide them in implementing best pay practices and help ensure strong pay and performance alignment. Highlights and features of our shareholder-friendly pay practices include:

•

A performance-based share program, which measures our performance over a three-year period and is specifically tied to total shareholder return (“TSR”) [1] and combined ratio, which is a standard insurance industry profitability metric. In 2019, performance awards represented 55% of total long-term incentive shares awarded. We believe that maintaining a long-term performance-based share program in combination with our existing performance-based annual cash bonus will help ensure strong pay and performance alignment.

•

A “double trigger” rather than “single trigger” vesting acceleration in a potential change of control. For the vesting of shares to accelerate, the executive would need to be terminated and a change of control would have to occur.

•	No tax gross-ups for potential excise tax that might be incurred if a change of control were to occur.
•	Our equity plan prohibits share recycling and repricing of stock options without advance approval of shareholders.
•	Robust stock ownership guidelines for our executives and Directors.

1 TSR = share price appreciation + dividends

•

A recoupment or “clawback” policy for incentive compensation awarded to executives in the event of an accounting restatement during a three-year period in cases of material fraud, misstatement or misconduct.

•	An insider trading policy that prohibits the hedging or pledging of the Company’s equity securities.

Long-term Performance

We have had strong absolute and relative TSR over the 1, 3, and 5‑year periods. Our TSR of 1,273% from our November 22, 2002, Initial Public Offering (“IPO”) through December 31, 2019, is well above the major indexes and our property and casualty insurance peers.

Time Period*	TSR
1 year	17%
3 years	41%
5 years	78%

*1 year represents year-over-year growth while 3 and 5 years represent cumulative growth (e.g., for 3 years represents growth from December 31, 2016 through December 31, 2019; for 5 years represents growth from December 31, 2014 through December 31, 2019)

Total Shareholder Return on $1 Invested since November 22, 2002 IPO
SAFT Shareholder Return (1,273% Cumulative Return)
Initial Investment of $1
$16.00
$15.00
$14.00
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Nov-02
Nov-03
Nov-04
Nov-05
Nov-06
Nov-07
Nov-08
Nov-09
Nov-10
Nov-11
Nov-12
Nov-13
Nov-14
Nov-15
Nov-16
Nov-17
Nov-18
Nov-19

2019 Results and Impact on Actual Pay

2019 was a strong year for our Company as we achieved the following accomplishments:

•

In 2019, earnings per share (“EPS”) was $6.52 and earnings before income taxes was $123.7 million. Earnings before interest, taxes, and changes in unrealized gains (losses) on equity securities was $102.3 million, which is calculated in the table below.  The Compensation Committee believes that this is an effective measure for assessing annual profitability and company performance.

Beginning in 2018, the Company was required to adopt a new accounting pronouncement from the Financial Accounting Standards Board (“FASB”) which requires changes in unrealized gains (losses) on equity securities to be recorded through net income rather than through other comprehensive income.  Eliminating the benefit or penalty of this adoption gives a representation of true business performance.  It is the core metric used in the annual incentive plan under which cash bonus payouts are tied directly to this metric.

Financial Statement Line Item	2019	2018
Income before income taxes	$ 123,681	$ 104,251
Interest expense	90	90
Change in net unrealized gains on equity investments	(21,454)	16,324
	$ 102,317	$ 120,665

•	Direct written premiums, a proxy for revenue growth, increased by 1.0% from $843.7 million to $852.4 million.
•	Combined ratio, another measure of profitability, which is the sum of our loss and expense ratio, was 95.6% in 2019.

Due to the above accomplishments and other strong financial performance, we funded performance-based variable pay as follows:

•	2019 annual incentive bonus was achieved at maximum, representing 150% of target;
•

The 2017 – 2019 performance awards granted on February 22, 2017 had an actual payout of 142.6%, above the targeted granted amount. Refer to the long–term incentive section below for further information.

The Committee is confident that the 2019 annual incentive and 2017‑2019 performance share payouts are a fair reflection of the year’s results.

Our commitment to Environmental, Social and Governance (“ESG”) causes are incorporated into our corporate culture. For example, we conduct most of our operations in a building that was remodeled in 2018 to update lighting, heating, ventilation and air conditioning systems with state of the art and environmentally focused technologies. In addition, approximately half of our employees take part in a work from home program that helps contribute to a flexible work-life balance and allows the company to minimize the footprint required at our home office.  This additionally limits our workforce’s commute which benefits the environment.

We create a workplace where all employees are treated with dignity and respect, and individual differences are valued, all with the goal of securing the trust and satisfaction of our employees. The Company is committed to a policy of inclusiveness and is committed to actively seeking out highly qualified candidates with diverse gender, race, color, religion, ethnicity, age, marital status, handicap, sexual orientation, gender identity or expression, and backgrounds. We foster this culture through our robust learning and development program and our competitive compensation and health and benefit programs. Furthermore, we incorporate ESG factors into our investment selection and measure our exposure to ESG risks at both the individual asset class and total portfolio levels.

Say on Pay Results

Safety’s Board of Directors takes its duty to the Company and its shareholders seriously. We strive to follow good process, apply our best judgment, and make the best decisions we can to make Safety an even stronger and more valuable company. Our ability to perform that role is greatly enhanced when we receive thoughtful and constructive feedback from our shareholders. Our shareholders responded very favorably to our executive compensation program with 98.7% voting in support of our 2019 Say on Pay vote. We continue to welcome your input and feedback on our approach to executive compensation and these disclosure materials. We look forward to receiving your continued support on our upcoming say-on-pay vote.

Executive Succession

As previously reported on December 2, 2019, Mr. Begley announced his intention to retire effective March 1, 2020 and Mr. Whitford, was appointed the Company’s Vice President, Chief Financial Officer and Secretary, effective March 2, 2020.  Safety Insurance Group, Inc. and the Board thanks Mr. Begley for his 34 years of dedicated service and commitment to the organization.  Mr. Whitford and the Company executed a one-year employment contract, to be renewed annually on approval from the Board of Directors, at an annual compensation of $275,000 with benefits comparable to other officers of the Company.

Objectives of the Company’s Compensation Program

The Committee is responsible for recommending to the Board compensation for the CEO and for determining the compensation of the other executive officers. The Committee acts pursuant to a charter that has been approved by the Board. The Committee bases its compensation policies and decisions on the following principles.

•	Compensation should be structured to allow us to motivate, retain and attract executive talent.
•	Compensation should be directly linked to the Company’s and individual’s performance as well as the individual’s level of responsibility.
•	Compensation should be driven by our long-term financial performance and in doing so work to align the interests of management and shareholders.
•	Compensation should reflect the value of each officer’s position in the marketplace and within the Company.

The Committee annually reviews executive performance and compensation, including base pay, annual cash incentives, and equity awards for our executives. The Committee considers specific recommendations regarding compensation for other executives from the CEO and reviews the CEO’s annual assessment of other executives’ performance. Our Committee makes a final determination of compensation amounts for our CEO and other executives with respect to each of the elements of the executive compensation program for actual compensation based on performance in the preceding year and target compensation for the current year.

Policies and Practices Related to the Company’s Compensation Program

We strive to create an overall compensation package for each Named Executive Officer that satisfies these objectives, recognizing that certain elements of compensation are better suited to reflect different compensation objectives. Our primary goal is to provide strong performance-based total compensation plans that enable us to provide highly competitive compensation when our performance leads the peer group and industry.

Compensation Consultant and Compensation Study

The Committee selected and directly engaged Pay Governance as its compensation consultant. Pay Governance receives compensation only for services related to executive compensation issues, and neither it nor any affiliate company provides any other services to the Company. Pay Governance reports directly to the Committee and is responsible for reviewing Committee materials, attending Committee meetings, assisting the Committee with program design and generally providing advice and counsel to the Committee as compensation issues arise. Based on the consideration of the various factors as set forth in the rules of the SEC, the Compensation Committee has determined that its relationship with Pay Governance and the work of Pay Governance on behalf of the Committee has not raised any conflict of interest.

As part of its review of the compensation of executive management at the Company, Pay Governance recommended and the Committee approved the following thirteen companies which comprise the Company’s peer group for 2019 as follows:

Donegal Group, Inc., Employers Holdings, Inc., Hallmark Financial Services, Inc., Hanover Insurance Group, Inc., Heritage Insurance Holdings Inc., Horace Mann Educators Corporation, Mercury General Corporation, Protective Insurance Corporation, Selective Insurance Group, Inc., State Auto Financial Corporation, United Fire Group, Inc., United Insurance Holdings Corporation, and Universal Insurance Holdings, Inc..

This 2019 peer group reflects the exclusion of EMC Insurance Group, Inc. which was acquired in 2019.

Equity Grant Practices

The grant date of our equity awards is scheduled in advance and is based on the timing of the completion of our annual performance and compensation review process. We have not granted stock options to our Named Executive Officers since 2003 and none of our Named Executive Officers hold any Company stock options.

Stock Ownership Guidelines and Hedging / Pledging Policy

We have stock ownership guidelines for our Named Executive Officers to help ensure alignment of our Named Executive Officers’ interests with those of our shareholders. Stock ownership guidelines are set as a multiple of annual base salary divided by the current share price on the date of the annual evaluation. The multiple of annual base salary for the CEO is set at five, and for the remaining executive officers is set at three. All of our Named Executive Officers currently meet these guidelines.

Our Directors are also subject to stock ownership guidelines, which require them to have a value four times their annual cash retainer. A director must meet this requirement within five years of becoming a director. All Directors, outside of the recently appointed Ms. Moran, currently meet the guideline.

As part of our insider trading policy, our executives and directors are already subject to an anti-hedging policy that prohibits them from purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold. The insider trading policy also prohibits the pledging of the Company’s equity securities.

Elements of Executive Compensation

The Committee, after reviewing information provided by Pay Governance, determines what it believes to be the appropriate level for cash and non-cash compensation components. After receiving the results of the Pay Governance study and considering our compensation philosophy and the actual practices of the selected peer group, the Committee determined that the elements of targeted overall compensation for executive officers should include the following:

Pay at Risk

A significant percentage of each named executive’s target total direct compensation is "pay at risk" through long-term equity awards and annual incentive awards that are linked to actual performance. The Committee believes that the executive pay at Safety should contain a high percentage of pay at risk consistent with our pay for performance philosophy. For example, in 2019, Safety’s CEO had 69% of his target pay (target annual incentive and long-term incentives) at risk which was above that of peer CEOs according to the Pay Governance executive benchmarking report. The actual mix of compensation for 2019 for our CEO is shown in the chart below.

Long-Term Incentives, 32%
Base Salary, 31%
Actual Annual Incentive, 37%

Base Salaries

Base salaries are generally targeted at the median (50th percentile) of peer group companies and reflect the roles, responsibilities and individual performance of the executives. In 2019, in accordance with the executive officers’ employment contracts, salary increases were based on the change in cost of living for the Boston metropolitan market as reported by the U.S. Department of Labor statistics. This resulted in an increase of 3.2% to each NEO.

Annual Cash Incentives

The purpose of the Annual Performance Incentive Plan is to provide designated key executive employees with meaningful financial rewards for the accomplishment of our annual financial and strategic objectives. This annual cash incentive compensation award directly reflects the actual performance of the Company. This direct reflection of Company performance is illustrated by the 2019 annual incentive payouts, under which, as discussed below, performance results exceeded the maximum payout and resulted in a maximum payout to our Named Executive Officers

Under the Annual Performance Incentive Plan, once the threshold performance level (as defined by the Committee annually) has been achieved, the payouts may range from 50% to 150% of the target payout.

The 2019 payout opportunity for our executive officers ranged as follows:

	% of Salary Payable
Position	Threshold	Target	Maximum
Chief Executive Officer	40%	80%	120%
Other Executive Officers	30%	60%	90%

On or before the end of the first 90 days of each fiscal year, the Committee selects the participants to whom incentive awards are granted, establishes the target incentive awards, and establishes the performance objective or objectives that will determine the dollar amount available for these incentive awards. Performance objectives are based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: net income, earnings before interest, taxes, and changes in unrealized gains (losses) on equity securities, as described on page 17, earnings before interest and taxes (“EBIT”), EPS, return on shareholders’ equity, expense management, profitability of an identifiable business unit or product, ratio of claims to revenues, revenue growth, earnings growth, total shareholder return, cash flow, return on assets, operating income, net economic profit (operating earnings minus a charge for capital), customer satisfaction, agency satisfaction, employee satisfaction, quality of services, strategic innovation, or any combination of the foregoing.

For 2019, the financial measure established by the Committee was earnings before interest, taxes, and changes in unrealized gains (losses) on equity securities, as described on page 17.  The Compensation Committee believes this is an effective measure for assessing annual profitability and company performance.

The target goal for 2019 was $64.6 million and was based on the average of the actual EBIT achievements for 2018 and 2017 on which the executives were paid bonuses.  This establishes a consistent methodology tied to the operating results of the Company as explained on page 17.  This means that if the actual achievement was above 150% of that year’s target, the goal setting calculation uses the 150% achievement for determining the two-year average. This practice avoids penalizing the executives for over achievement and creating unachievable performance goals. The two-year average also enables us to set targets that provide for a reasonable time to adjust to factors that are out of the Company’s control, such as changes in regulatory requirements or unusual weather occurrences. Once the target goal is set, the range of performance is 50% (threshold) to 150% (exceptional) of this target, and the payouts are based on achievement relative to the goal. The Committee prorates the payouts within this range to correspond to the actual performance.

For 2019, our actual earnings before interest, taxes, and changes in unrealized gains (losses) on equity securities of $102.3 million was 158% of our $64.6 million target. For 2018 our actual financial performance of $120.7 million was 220% of our $54.8 million target. This resulted in a 150% of target payout for both 2019 and 2018 as follows.

Name	2019 Non-Equity Incentive Plan Compensation	2018 Non-Equity Incentive Plan Compensation
George M. Murphy	928,800	900,000
William J. Begley, Jr.	430,110	416,790
James D. Berry	334,530	324,180
Paul J. Narciso	243,990	236,430
Stephen A. Varga	253,260	245,430

Long-Term Incentives (“LTI”)

On April 2, 2018, the Company’s Board of Directors adopted the Safety Insurance Group, Inc. 2018 Long-Term Incentive Plan (“the 2018 Plan”), which was subsequently approved by our shareholders at the 2018 Annual Meeting of Shareholders. The 2018 Plan enables the grant of stock awards, performance shares, cash-based performance units, other stock-based awards, stock options, stock appreciation rights, and stock unit awards, each of which may be granted separately or in tandem with other awards. Eligibility to participate includes officers, directors, employees and other individuals who provide bona fide services to the Company. The 2018 Plan supersedes the Company’s 2002 Management Omnibus Incentive Plan (“the 2002 Incentive Plan”).

We use our incentive plans to grant long-term equity-based incentive awards. A description of the 2018 Plan can be found in the narrative following the Grants of Plan-Based Awards table. Long-term incentive compensation, which may include nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock awards, is intended to reinforce the long-term growth in shareholder value of the Company by linking pay to the value of our shares. The amounts awarded annually are based on the performance of the Company. The actual amount awarded and accumulated reflects our historical performance.

On February 26, 2019, the Committee, after reviewing information provided by Pay Governance, determined what it believed to be the appropriate level of each of the various compensation components. The Committee awarded restricted stock awards under the 2018 Plan with an aggregate total market value of $3,150,000 as of the date of the grant to the executive team. The executives were granted 55% of their overall LTI mix in the form of performance-based restricted shares, while the remaining 45% were in the form of time-based restricted shares. Shares will not be earned or vested until performance criteria and / or time requirements are met. The distribution resulted in the following share allocation:

Name	2019 Time-Based Stock Award Shares	2019 Performance-Based Stock Award Shares	2019 Total Stock Award Shares	2019 Total Stock Award Value
George M. Murphy	3,891	4,460	8,351	$ 800,000
William J. Begley, Jr.	1,459	1,673	3,132	300,000
James D. Berry	1,946	2,231	4,177	400,000
Paul J. Narciso	1,824	2,091	3,915	375,000
Stephen A. Varga	1,824	2,091	3,915	375,000

As noted above, executives are granted 55% of their overall LTI mix in the form of performance-based restricted shares, while the remaining 45% is in the form of time-based restricted shares. The performance share design has the following features: three-year performance measurement period tied to the Company’s relative TSR versus its property-casualty insurance company peers (weighting of 40%) and Safety’s three-year average combined ratio (weighting of 60%), which is a standard insurance industry profitability metric. The Committee believes that a three-year average combined ratio is a strong long-term proxy for performance, and used with relative TSR will ensure strong pay and performance alignment while ensuring sufficient line of sight for executives. Actual payouts can range from 0% to 200%, depending on actual performance. The TSR portion of the performance share design employs a shareholder friendly feature that caps payout to 100% of target if absolute TSR is negative (even though the Company might have exceeded target in the relative TSR metric). The earned performance shares will cliff vest after the three-year performance period based on the performance measures attained.

Both time vested awards and performance awards granted include a retirement provision. For time vested awards, if termination of service occurs on or after the first anniversary of the date of grant and because of retirement after attaining age 62 with at least 10 years of service with the Company, the periods of restriction shall expire on the date of termination of service with respect to 100% of the shares subject to remaining periods of restriction.

For performance vested awards, if during the performance period, the grantee’s termination of service occurs because of the grantee’s retirement after attaining age 62 with at least 10 years of service with the Company, the award shall not be forfeited on the retirement date, but the number of shares earned shall be prorated and equal to the number of shares earned determined based on actual attainment of the performance measures as of the end of the performance period multiplied by a fraction, the numerator of which is the number of months (rounded up to the next integer) from the beginning of the performance period until the date of termination of service, and the denominator of which is 36.

The 2017 – 2019 performance awards granted on February 22, 2017 had an actual payout of 142.6%, above the targeted granted amount compared to 191.0% payout in the prior year.  The actual payout of 142.6% is based on Safety’s combined ratio for the three year period ending December 31, 2019 of 95.5% (a 154% payout), and TSR performance of 43%, equal to relative performance at the 60th percentile (a 125% payout).

		Performance	Performance
		Based	Based	Actual	Additional
Name	Year	Granted Value	Number of Shares	Number of Shares	Number of Shares
George M. Murphy	2017	440,000	5,869	8,369	2,500
William J. Begley, Jr.	2017	247,500	3,302	4,709	1,407
James D. Berry	2017	220,000	2,935	4,185	1,250
Paul J. Narciso	2017	192,500	2,568	3,662	1,094
Stephen A. Varga	2017	178,750	2,384	3,400	1,016

The 2017‑2019 SAFT Average Combined Ratio target was set at the beginning of the period and was based off a formulaic calculation: the median of a four year historical performance peer combined ratio performance. For relative TSR, we are ranked compared to the same performance peer group, excluding the five private companies mentioned below, that is used in the combined ratio target.

Performance Level	2017 - 2019 SAFT Combined Ratio	Payout as % of Target			Relative 2017 - 2019 3-Year TSR	Payout as % of Target
Below Threshold	>101.3%	0%			> 90th Percentile	200%
Threshold	101.3%	50%	x	60%	90th Percentile	200%	x	40%	=	Ultimate
Intermediate < Target	99.1%	75%		Weighting	70th Percentile	150%		Weighting		Payout
Target	97.0%	100%			50th Percentile	100%
Intermediate > Target	95.6%	150%			40th Percentile	75%
Maximum	94.1%	200%			30th Percentile	50%
Above Maximum	<94.1%	200%			< 30th Percentile	0%

The twenty-five competitors used in the establishment of these goals for the 2017 performance shares were The Allstate Corporation, The Chubb Corporation, Cincinnati Financial Corporation, CNA Financial Corporation, Donegal Group Inc., EMC Insurance Group Inc., Erie Indemnity Company, Hallmark Financial Services Inc., Hanover Insurance Group Inc., Hartford Financial Services Group, Inc., Hilltop Holdings Inc., Horace Mann Educators Corporation,  Infinity Property and Casualty Corp., Loews Corporation, Mercury General Corporation, Navigators Group Inc., Old Republic International Corp., Progressive Insurance Corporation,  Protective Insurance Corporation, Selective Insurance Group Inc., State Auto Financial Corp., The Travelers Companies, Inc.,  United Fire Group, Inc., W.R .Berkley Corporation and White Mountains Insurance Group, Inc. In addition to these competitors five private companies are also used in the establishment of the Combined Ratio target only. These companies were The Andover Companies, Arbella Insurance, Mapfre Insurance, Plymouth Rock Assurance and Quincy Mutual Insurance.

At December 31, 2019, the performance awards granted on February 26, 2019, and February 26, 2018 would be projected to payout at 122% and 160% respectively. These amounts are calculated based on the Company’s actual combined ratio to date, as well as relative TSR performance (compared to its performance peer group) to date. Final actual results may differ and will continue to be calculated until the end of each award’s applicable performance period.

Performance-Based Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan, the Executive Incentive Compensation Plan (the “EICP”) to further our objective of providing our executive officers with compensation that is competitive with that provided by comparable companies. The EICP is a performance-based program that allocates 1.75% of our insurance subsidiaries annual consolidated statutory net income to a pool that is then distributed as deferred compensation to the eligible executives. The amount allocated is based on the total annual cash compensation (salary plus annual incentive received, or deferred, in the year) of the eligible executives. Our insurance subsidiaries experienced a combined statutory net income of $82.8 million in 2019, and Messrs. Murphy, Begley, Berry, Narciso and Varga earned the following allocations under the EICP in 2019:

$431,298,  $230,496, $179,340,  $130,830, and $135,681, respectively. The allocations are retained by the Company, invested in mutual funds, and only paid to the executive upon employment termination as defined in the EICP.

The EICP also provides a deferred compensation benefit with a supplemental matching provision similar to our 401(k) plan. Our intention is to provide additional retirement benefits to eligible executives in the absence of a traditional defined benefit pension arrangement. The provision enables the executive officer to elect to defer amounts from current compensation above the federally limited amount that can be deferred under our tax-qualified 401(k) plan and receive an employer matching contribution on such supplemental deferrals. In accordance with the EICP, we make a matching contribution annually at the close of each plan year in an amount equal to 75% of the participant’s elective deferrals under the plan up to a maximum amount of 8% of the participant’s compensation. The participant’s compensation for this purpose means the participant’s base salary and annual incentive received (or deferred) in the plan year. Amounts deferred under the EICP do not include amounts deferred under the 401(k) plan, thus our matching contributions under the EICP do not include amounts we have matched under the 401(k) plan. We made the following employer matching contributions for 2019 to the EICP on behalf of the Named Executive Officers: Mr. Murphy - $51,678; Mr. Begley - $39,735; Mr. Berry - $21,656; Mr. Narciso - $17,844: and Mr. Varga - $15,868.

A description of our Named Executive Officers’ benefits under the EICP and other material terms of the EICP can be found in the narrative following the Nonqualified Deferred Compensation Plan table.

Other Employee Benefits

In addition to the main elements of compensation previously discussed in this section, our Named Executive Officers are eligible for the same welfare and other benefits as are available to all of our employees. These benefits include medical and dental insurance, short-term and long-term disability insurance, life and accidental death insurance, and a 401(k) plan. The 401(k) plan allows employees to contribute on a pre-tax basis up to the maximum allowed under federal law. At the close of each plan year, the Company makes a matching contribution equal to 100% of the amount each participant contributed during the plan year from their total pay, up to a maximum amount of 8% of the participant’s base salary, provided the participant is employed on the last day of the plan year. We have no defined benefit pension plan for employees at this time.

We provide our Named Executive Officers with limited perquisites that the Committee believes are reasonable and competitive. In 2019 these perquisites included use of an automobile parking space.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Form 10‑K.

DAVID K. MCKOWN, CHAIRMAN

FREDERIC H. LINDEBERG

PETER J. MANNING

THALIA M. MEEHAN

The above report of the Compensation Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

Compensation Policies and Practices as They Relate to the Company’s Risk Management

The Compensation Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Compensation Committee reviews annually the principal components of executive compensation and believes that our allocation of compensation among base salary and annual and long-term incentives encourages our executives to deliver strong results for our shareholders without taking excessive risk. We set base salaries at levels that provide our executives with assured cash compensation that, when combined with annual and long-term incentive awards, motivates them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of compensation. With respect to incentive opportunities under our annual incentive plan, we believe that our use of measurable corporate financial performance goals and multiple performance levels associated with minimum, target and maximum achievable payouts, together with the Compensation Committee’s discretion to reduce awards, serve to mitigate against excessive risk-taking. We also believe that our strategic balancing of annual incentives and long-term incentives in the form of restricted stock and performance shares, with multi-year vesting schedules, encourages our executives to deliver incremental value to our shareholders while discouraging short-term risk taking that could negatively affect the value of their long-term awards. The Company’s robust stock ownership guidelines combined with high level executive stock ownership additionally help mitigate short-term risk-taking. The Compensation Committee believes that these incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking. We believe that the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonable and do not create any material risk or adverse effect on the Company.

Summary Compensation Table

The following table shows the cash and non-cash compensation for the 2019, 2018 and 2017 fiscal years awarded to or earned by the five individuals who served as our CEO, CFO, and the three other most highly compensated executive officers (the “Named Executive Officers” or “NEOs”).

				Performance	Non-Equity
			Time Vested	Based	Incentive Plan	All Other
			Stock Awards	Stock Awards	Compensation	Compensation
Name	Year	Salary	(1)	(2)	(3)	(4)	Total
George M. Murphy	2019	774,000	360,000	440,000	928,800	816,860	3,319,660
	2018	750,000	360,000	440,000	900,000	643,689	3,093,689
	2017	707,800	360,000	440,000	849,360	422,541	2,779,701

William J. Begley, Jr.	2019	477,900	135,000	165,000	430,110	396,521	1,604,531
	2018	463,100	180,000	220,000	416,790	391,624	1,671,514
	2017	450,000	202,500	247,500	405,000	297,000	1,602,000

James D. Berry	2019	371,700	180,000	220,000	334,530	304,347	1,410,577
	2018	360,200	180,000	220,000	324,180	301,174	1,385,554
	2017	350,000	180,000	220,000	315,000	227,376	1,292,376

Paul J. Narciso	2019	271,100	168,750	206,250	243,990	239,753	1,129,843
	2018	262,700	157,500	192,500	236,430	230,133	1,079,263
	2017	255,300	157,500	192,500	229,770	174,998	1,010,068

Stephen A. Varga	2019	281,400	168,750	206,250	253,260	229,268	1,138,928
	2018	272,700	157,500	192,500	245,430	232,640	1,100,770
	2017	265,000	146,250	178,750	238,500	165,879	994,379

(1)

This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the stock awards is equal to the closing price of the Company’s common stock on the grant date. Information concerning the stock awards is shown in the table below.

Grant Date	Grant Price
February 26, 2019	$ 92.52
February 26, 2018	$ 75.05
February 22, 2017	$ 73.55

(2)

This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the stock awards under the combined ratio performance award calculation is equal to the closing price of the Company’s common stock on the grant date referenced in footnote (1). The fair value per share of the stock awards under the TSR performance award calculation is equal to a fair value determined using a Monte-Carlo scenario based fair value calculation. Actual award payout is calculated at the end of the performance period in 2021 for awards granted in 2019.

(3)	The amounts under this column consist of annual cash incentive awards earned in 2019, 2018 and 2017 under the Annual Performance Incentive Plan.

(4)	The amounts under this column include the following items for 2019:

	EICP
	Deferred	EICP	401(k) Plan	Dividends on	Other
	Compensation	Company	Company	Restricted	Compensation
Name	Bonus	Match	Match	Shares (A)	(B)	Total
George M. Murphy	431,298	51,678	22,400	301,122	10,362	816,860
William J. Begley, Jr.	230,496	39,735	22,400	87,293	16,597	396,521
James D. Berry	179,340	21,656	22,400	71,308	9,643	304,347
Paul J. Narciso	130,830	17,844	21,688	62,391	7,000	239,753
Stephen A. Varga	135,681	15,868	22,400	50,623	4,696	229,268

(A)	Dividends on restricted shares paid to Mr. Murphy include dividends paid on performance shares originally granted on April 1, 2016 as a result of his promotion to Chief Executive Officer.
(B)

Other Compensation includes Company paid term life insurance premium for coverage exceeding $50,000 (Mr. Murphy-$2,656, Mr. Begley-$14,557, Mr. Berry-$7,603, Mr. Narciso-$4,960, and Mr. Varga-$2,656, use of Company automobile (Mr. Murphy-$5,666), and  Company paid parking ($2,040 each to Mr. Murphy, Mr. Begley, Mr. Berry, Mr. Narciso. and Mr. Varga).

Grants of Plan-Based Awards

The following table summarizes the 2019 grants of non-equity and equity plan-based awards to the NEOs. The non-equity plan-based awards were granted under the Annual Performance Incentive Plan and the equity plan-based awards were granted under the 2018 Plan.

					All Other	Grant Date
		Estimated Future Payouts			Stock Awards	Fair Value
		Under Non-Equity Incentive			- Number of	of Stock
		Plan Awards (1)			Shares of	and Option
		Threshold	Target	Maximum	Stock or Units	Awards
Name	Grant Date	($)	($)	($)	(#) (2)	($) (3)
George M. Murphy	2/26/2019	-	-	-	8,351	800,000
	-	309,600	619,200	928,800	-	-

William J. Begley, Jr.	2/26/2019	-	-	-	3,132	300,000
	-	143,370	286,740	430,110	-	-

James D. Berry	2/26/2019	-	-	-	4,177	400,000
	-	111,510	223,020	334,530	-	-

Paul J. Narciso	2/26/2019	-	-	-	3,915	375,000
	-	81,330	162,660	243,990	-	-

Stephen A. Varga	2/26/2019	-	-	-	3,915	375,000
		84,420	168,840	253,260	-	-

(1)

These columns represent the range of cash bonus incentive payouts that were targeted for fiscal 2019 performance under the Annual Performance Incentive Plan as described above in Compensation Discussion and Analysis. Although the table refers to these payouts in future terms, they have already been earned and paid to the NEOs. The actual cash bonus incentive amounts paid are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table

(2)

This column represents restricted stock awarded in fiscal 2019 under the 2018 Plan. The stock awarded is a combination of performance-based restricted shares representing 55% of the total and time-based restricted shares, representing 45% of the total. The awards were both effective February 26, 2019. The performance-based awards vest depending upon the attainment of pre-established performance objectives at the conclusion of the performance period in 2022. See Restricted Stock Awards below for a description of the performance objectives. The time-based restricted stock vests over three years with installments of 30% on February 26, 2020, 30% on February 26, 2021, and the remaining 40% on February 26, 2022, provided the grantee is still an employee of the Company on such dates.

(3)

This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the time-based stock awards is equal to the closing price of the Company’s common stock on the grant date.  The fair value per share of the stock awards under the combined ratio performance award calculation is equal to the closing price of the Company’s common stock on the grant date. The fair value per share of the stock awards under the TSR performance award calculation is equal to a fair value determined using a Monte-Carlo scenario based fair value calculation. Actual award payout is calculated at the end of the performance period in 2021.

Employment Agreements

George M. Murphy. We enter into employment agreements on an annual basis effective on January 1st of the respective year. Under this agreement, Mr. Murphy has agreed to serve as CEO and President of the Company for a term ending December 31, 2019. The employment agreement requires formal action to renew for an additional one-year term by the Compensation Committee at least 90 days in advance of the scheduled expiration date, unless Mr. Murphy notifies the Company of his decision to decline any additional term before at least 120 days prior to this scheduled expiration date.

The Compensation Committee approved the renewal of Mr. Murphy’s contract in 2019 for an additional one-year term. Under the terms of the employment agreement, Mr. Murphy is entitled to receive an annual base salary increase on an annual basis to reflect increases in the cost of living index specified therein or as otherwise determined by the Board or the Committee. As determined in the sole discretion of the Board, Mr. Murphy is also eligible to receive an annual bonus based on performance. Mr. Murphy is also entitled to other benefits, including reimbursement of expenses, paid vacations, health, life and other similar insurance benefits and use of a Company car, all as determined by the Board.

Other Named Executive Officers. We entered into employment agreements on an annual basis effective January 1st of the respective year. The employment agreements require formal action to renew for an additional one-year terms by the Compensation Committee at least 90 days in advance of the scheduled expiration date, unless the executive notifies the Company of his decision to decline any additional term before at least 120 days prior to this scheduled expiration date.

On December 2, 2019,  William J. Begley, Jr. announced his decision to decline any additional term and that he will be retiring as Vice President, Chief Financial Officer and Secretary, effective March 1, 2020.

The Compensation Committee approved the renewal of contracts in 2019 for an additional one-year term. Under their respective employment agreements, Messrs. Berry, Narciso, and Varga are entitled to receive annual increases to reflect increases in the cost of living index specified therein or as otherwise determined by the Board or the Committee. As determined in the sole discretion of the Board or the Committee, Messrs. Berry, Narciso and Varga are each eligible to receive an annual bonus based on performance. In addition, Messrs. Berry, Narciso and Varga are also entitled to other benefits, including reimbursement of expenses, paid vacations, health, life and other similar insurance benefits.

Restricted Stock Awards

In 2019, the Committee approved time-based restricted stock awards for our Named Executive Officers under our Incentive Plans. Provided there is no termination in service, the shares vest on February 26, 2020, 2021 and 2022 with respect to 30%, 30%, and 40% of the shares, respectively. The shares have voting and dividend rights and are held in custody by the Company during the period of restriction.

In addition to time-based awards, the Committee approved performance-based restricted stock awards for our Named Executive Officers. These performance shares will cliff vest after a three-year performance period provided certain performance measures are attained. A portion of these awards, which contain a market condition, vest according to the level of total shareholder return achieved by the Company compared to its property-casualty insurance peers over a three-year period. The remainder, which contain a performance condition, vest according to the level of Company’s combined ratio results compared to its property-casualty insurance peers over the same three-year performance period.

Actual payouts can range from 0% to 200% of target shares awarded depending upon the level of achievement of the respective market and performance conditions during a three fiscal-year performance period ending at the end of 2021. Compensation expense for performance-based share awards is based on the probable number of awards expected to vest using the performance level most likely to be achieved at the end of the performance period. Performance-based awards with market conditions are accounted for and measured differently from an award that has a performance or service condition. The effect of a market condition is reflected in the award’s fair value on the grant date. That fair value is recognized as compensation cost over the requisite service period regardless of whether the market-based performance objective has been satisfied.

Equity Compensation Plan Information

The following table sets forth information regarding all of our equity compensation plans as of  December 31, 2019.

	Number of		Number of securities
	securities to be		remaining available
	issued upon	Weighted-average	for future issuance
	exercise of	exercise price of	under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
	and rights	and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by shareholders (1)	-	$-	293,031
Equity compensation plans
not approved by shareholders	-	-	-
Total	-	$-	293,031

(1)	The equity compensation plan approved by shareholders is the 2018 Long-Term Incentive Plan, which we refer to in this Proxy Statement as the 2018 Plan.

The prior 2002 Management Omnibus Plan had 97,548 shares remaining to satisfy actual performance-based restricted stock awards that were granted under the plan and vest in 2020 and 2021.  No new grants can be made under the 2002 Management Omnibus Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unvested restricted stock held at fiscal year-end December 31, 2019 by the NEOs.

		Market
	Number of	Value of
	Shares or	Shares or
	Units of	Units of
	Stock That	Stock That
	Have Not	Have Not
Name	Vested (#)	Vested (7)
George M. Murphy
Restricted Stock (1)	1,958	181,174
Restricted Stock (2)	5,869	543,059
Restricted Stock (3)	3,358	310,716
Restricted Stock (4)	6,094	563,878
Restricted Stock (5)	3,891	360,034
Restricted Stock (6)	4,460	412,684

William J. Begley, Jr.
Restricted Stock (1)	1,101	101,876
Restricted Stock (2)	3,302	305,534
Restricted Stock (3)	1,679	155,358
Restricted Stock (4)	3,047	281,939
Restricted Stock (5)	1,459	135,001
Restricted Stock (6)	1,673	154,803

James D. Berry
Restricted Stock (1)	979	90,587
Restricted Stock (2)	2,935	271,576
Restricted Stock (3)	1,679	155,358
Restricted Stock (4)	3,047	281,939
Restricted Stock (5)	1,946	180,063
Restricted Stock (6)	2,231	206,434

Paul J. Narciso
Restricted Stock (1)	856	79,206
Restricted Stock (2)	2,568	237,617
Restricted Stock (3)	1,469	135,927
Restricted Stock (4)	2,666	246,685
Restricted Stock (5)	1,824	168,775
Restricted Stock (6)	2,091	193,480

Stephen A. Varga
Restricted Stock (1)	795	73,561
Restricted Stock (2)	2,384	220,592
Restricted Stock (3)	1,469	135,927
Restricted Stock (4)	2,666	246,685
Restricted Stock (5)	1,824	168,775
Restricted Stock (6)	2,091	193,480

(1)

Represents time-based restricted stock awards effective February 22, 2017, which vest over three years with installments of 30% on February 22, 2018, 30% on February 22, 2019, and the remaining 40% on February 22, 2020, provided the grantee is still our employee on such dates.

(2)

Represents performance-based restricted stock awards effective February 22, 2017. Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.

(3)

Represents time-based restricted stock awards effective February 26, 2018, which vest over three years with installments of 30% on February 26, 2019, 30% on February 26, 2020, and the remaining 40% on February 26, 2021, provided the grantee is still our employee on such dates.

(4)

Represents performance-based restricted stock awards effective February 26, 2018. Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.

(5)

Represents time-based restricted stock awards effective February 26, 2019, which vest over three years with installments of 30% on February 26, 2020, 30% on February 26, 2021, and the remaining 40% on February 26, 2022, provided the grantee is still our employee on such dates.

(6)

Represents performance-based restricted stock awards effective February 26, 2019 Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.

(7)	The amounts in this column were calculated using a per share value of $92.53, the closing market price of a share of our common stock on December 31, 2019.

There were no unexercised stock options or other equity incentive plan awards held at December 31, 2019 by the NEOs

Option Exercises and Stock Vested

The following table summarizes information with respect to restricted stock awards vested during the fiscal year ended December 31, 2019 for each of the NEOs.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting (#)	on Vesting (1)
George M. Murphy	38,410	3,564,045
William J. Begley, Jr.	11,799	1,094,746
James D. Berry	9,656	895,875
Paul J. Narciso	8,451	784,076
Stephen A. Varga	7,007	649,160

(1)

Value determined by multiplying the number of vested shares by the closing market price of a share of our      common stock on the vesting date or on the previous business day in the event the vesting date is not a business day. Shares acquired on vesting by Mr. Murphy include 19,097 of performance shares originally granted on April 1, 2016 as a result of his promotion to Chief Executive Officer.

There were no stock option awards held or exercised by the NEO’s during the year ended December 31, 2019.

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of each of the NEOs in the EICP, a non-qualified deferred compensation plan, as of December 31, 2019.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Name	Fiscal Year	Fiscal Year (1)	Fiscal Year	Distributions	Year End
George M. Murphy	68,904	544,900	573,055	-	3,230,236
William J. Begley, Jr.	52,980	312,199	941,747	-	4,838,590
James D. Berry	28,875	229,311	366,798	-	2,189,279
Paul J. Narciso	23,792	173,658	88,504	-	672,444
Stephen A. Varga	21,157	177,505	84,435	-	545,718

(1)

Represents employer matching contributions credited to the NEOs’ EICP accounts in January 2019 for the plan year ended December 31, 2018 on behalf of each NEO who contributed during the plan year (Mr. Murphy-$36,994, Mr. Begley- $36,583, Mr. Berry-$14,943, Mr. Narciso-$17,232, and Mr. Varga-$15,163) ; and annual deferred compensation bonuses credited to the NEOs’ EICP accounts in February 2019 and earned for the year ended 2018 under the EICP (Mr. Murphy-$507,906, Mr. Begley-$275,616, Mr. Berry-$214,368, Mr. Narciso-$156,426, and Mr. Varga-$162,342).

The EICP is a non-qualified deferred compensation plan designed to provide a means for retirement savings. With proper notice and approval by the Company, eligible employees may make elective deferral contributions of up to 75% of salary and 100% of annual cash incentives. We make a matching contribution annually in the amount of 75% of the participant’s elective deferral up to a maximum amount of 8% of the participant’s base salary plus annual cash incentive received during the plan year. We also make a fixed contribution annually in the amount of 1.75% of the combined statutory net income of our insurance subsidiaries. Elective deferrals, Company matching contributions, and the portion of the Company fixed contribution allocated to an eligible individual are credited to an account established for the individual. To measure gains and losses, the accounts are treated as though invested in mutual funds selected by the participants. Participants may change the mutual funds in which their accounts are notionally invested on a daily basis. The balance of an individual’s account is distributed in a lump sum upon an employee’s termination of employment, or six months thereafter if required to comply with applicable tax law, or upon change in control.

Under the EICP, change in control is defined to mean a change in control event, as that term is used in Section 409A of the Internal Revenue Code. Section 409A defines a change in control event to include a change in ownership, a change in effective control, or a change in the ownership of a substantial portion of assets. A change in ownership of the corporation occurs when one person or a group acquires stock that combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the corporation. A change in effective control occurs on the date that, during any 12‑month period, either (i) any person or group acquires stock possessing 30% of the voting power of the corporation, or (ii) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the board. A change in ownership of a substantial portion of assets occurs on the date that a person or a group acquires, during any 12‑month period, assets of the corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the corporation’s assets. The definition also contains exceptions that may cause a transaction or event meeting one of the foregoing definitions not to constitute a change in control event if the acquired or selling entity, or its shareholders, retains, directly or indirectly, a sufficient interest in the surviving or acquiring entity.

Potential Payments Upon Termination or Change in Control

As previously discussed, we have entered into employment agreements with each of the Named Executive Officers. Certain provisions relating to termination of employment and change in control are common to each of the employment agreements. These common provisions include, among other things, the following:

•

if the executive’s employment is terminated by us for a reason other than cause, material breach, death, disability or continuous poor performance, or is terminated by the executive for good reason or as a result of our willful and material violation of the executive’s employment agreement or certain other agreements between the executive and us, then we must provide (i) any earned but unpaid base salary and bonus, (ii) a lump sum payment equal to the annual salary he would have received during the remaining term of his employment agreement; and (iii) life and health insurance benefits (but not disability insurance benefits) substantially similar to those the executive and any covered dependents were receiving immediately prior to the date of termination through the remaining portion of the term of his employment agreement (collectively, the “Severance Payment”);

•

if the executive’s employment is terminated by us for a reason other than cause, material breach, death, disability or continuous poor performance, or is terminated by the executive for good reason or as a result of our willful and material violation of the executive’s employment agreement or certain other agreements between the executive and us, in each case, within three years after a change in control, then we must provide the greater of the Severance Payment or the following: (i) any earned but unpaid base salary and bonus, (ii) a lump sum payment equal to, for the CEO and CFO, three times, and for the remaining Named Executive Officers, two times, the sum of (1) the executive’s base salary in effect immediately prior to the date of termination and (2) the most recent annual bonus paid to the executive, and (iii) life and health insurance benefits for a three-year period after the date of termination (for the CEO and CFO) and for the two-year period after the date of termination (for the remaining Named Executive Officers);

•	The agreements contain non-competition and non-solicitation provisions; and
•	Each executive has agreed not to disclose confidential information.

For purposes of these employment agreements,

•

Change in control is defined, in general terms, to mean the closing of (i) a merger, combination, consolidation or similar business transaction involving the Company after which our shareholders cease to own a majority of the surviving entity, directly or indirectly,  (ii)  a sale or transfer  of all or substantially all of our assets, other than to an entity the majority of which is owned by our shareholders or (iii) a sale of a majority of the Company’s common shares, other than to an entity the majority of which is owned by our shareholders;

•

Cause means the executive’s (i) commission or conviction of any crime or criminal offense involving monies or other property or any felony; (ii) commission or conviction of fraud or embezzlement; (iii) uncured material and knowing violation of any obligations imposed upon him personally; or (iv) egregious misconduct involving serious moral turpitude;

•

Good reason means (i) a material reduction in the executive’s authority, perquisites, position, or responsibilities; (ii) relocation of our primary place of business or the executive to another office more than 75 miles from Boston, Massachusetts; or (iii) our willful and material violation of the employment agreement or any agreement between the executive and us; in each case that is uncured;

•

Material breach means the executive’s uncured (i) breach of any of his fiduciary duties to us or our shareholders or making of a willful misrepresentation or omission, in each case which would reasonably be expected to materially adversely affect our business, properties, assets, condition (financial or other) or prospects; (ii) willful, continual and material neglect or failure to discharge his duties, responsibilities or obligations; (iii) habitual drunkenness or substance abuse which materially interferes with the executive’s ability to discharge his duties, responsibilities or obligations; or (iv) willful and material violation of any non-competition, non-disparagement, or confidentiality agreement.

2018 Long-Term Incentive Plan (the  “2018 Plan”)

Under the 2018 Plan, upon a termination by the Company for a reason other than for cause or disability, all unvested shares of restricted stock which were not granted during the year of termination will vest. Under the 2018 Plan, "cause" means (i) the participant’s plea of guilty or nolo contendere to, or conviction of,  a felony (or its equivalent in a non-United States jurisdiction) or other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company, as determined by the Board in its sole discretion, or that legally prohibits the participant from working for the Company; or (ii) a breach by the participant of a regulatory rule that adversely affects the participant’s ability to perform the participant’s employment duties to the Company, in any material respect; (iii) the participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of the Company, or (C)  comply with covenants contained in any contract or Award Agreement to which the participant is a party. Awards granted under the 2018 Plan vest upon an award recipient’s termination of employment upon or following a change in control (i.e., “double trigger” vesting).

The following table sets forth the estimated incremental payments and benefits, beyond existing compensation and benefit entitlements described in this Proxy Statement that are not contingent upon a termination or change in control, payable to each NEO upon termination of his employment or a change in control of the Company, assuming that the triggering event occurred on December 31, 2019. We have not included amounts that would be provided upon a termination of employment under contracts, agreements, plans or arrangements, such as our 401(k) plan or our vacation policy, to the extent they are available generally to all of our salaried employees and do not discriminate in scope, terms, or operation in favor of our executive officers. Amounts shown below do not include amounts in the NEOs’ EICP deferred compensation accounts as of December 31, 2019. Excise tax gross-up reimbursements were eliminated from the executive officers respective employment agreements in December 2012 and hence, are not included in the amounts shown below.

	Change in Control		Involuntary Termination
		Termination
		Without Cause			Resignation
	Without	or For Good	With	Without	For Good	Death or
Name	Termination (1)	Reason (2)	Cause (3)	Cause (4)	Reason (5)	Disability (6)
George M. Murphy	-	$ 8,091,095	$ 200,029	$ 2,398,944	$ 800,117	$ 3,171,662
William J. Begley, Jr.	-	4,187,934	126,359	1,350,145	505,438	1,639,949
James D. Berry	-	2,854,380	99,630	1,197,982	398,522	1,584,479
Paul J. Narciso	-	2,291,697	74,311	996,679	297,244	1,358,934
Stephen A. Varga	-	2,313,947	76,903	984,379	307,614	1,346,634

(1)	If there is a change in control but there is no termination of employment, the NEO would not be entitled to receive any incremental benefit under his respective employment agreement with the Company.
(2)

If there is a change in control followed by termination by the Company for a reason other than cause, material breach, poor performance, death or disability or by the executive for good reason, the NEO would be entitled to incremental payments and benefits under his respective employment agreement with the Company. Amounts in the “Termination Without Cause or For Good Reason” column include the following:

Equity Awards. Under the 2002 Incentive Plan and 2018 Plans, upon a change in control and subsequent termination, any restrictions imposed upon restricted stock awards will lapse. The estimated value as of December 31, 2019 of the previously granted restricted stock awards that would have been accelerated for each NEO is as follows: Mr. Murphy-$2,371,545; Mr. Begley-$1,134,511; Mr. Berry-$1,185,957; Mr. Narciso - $1,061,690; and Mr. Varga-$1,039,020. The estimated value of restricted stock awards was calculated based upon the closing price of our common stock on December 31, 2019.

Annual Incentive. Under the Annual Performance Incentive Plan, upon a change in control and subsequent termination, all performance objectives for the current Performance Period would be deemed to have been achieved at target levels of performance. The amount payable to each NEO based upon such assumed performance as of December 31, 2019 would have been as follows: Mr. Murphy-$619,200; Mr. Begley-$286,740; Mr. Berry - $223,020; Mr. Narciso-$162,660; and Mr. Varga-$168,840.

Lump Sum Payments. The amount payable at three times annual base plus bonus for Mr. Murphy and Mr. Begley and at two times annual base plus bonus for the remaining NEOs would have been as follows: Mr. Murphy-$5,022,000; Mr. Begley-$2,684,070; Mr. Berry-$1,391,760; Mr. Narciso - $1,015,060; and Mr. Varga-$1,053,660.

Life and Health Insurance Benefits. The NEOs are entitled to Company provided life and health benefits for three years after the termination date for Mr. Murphy and Mr. Begley and two years after the termination date for the remaining NEOs. The amounts are estimated as follows: Mr. Murphy-$78,350; Mr. Begley-$82,613; Mr. Berry- $53,643; Mr. Narciso-$52,287; and Mr. Varga-$52,427.

(3)

Amounts in this column reflect incremental amounts payable upon a termination of the NEO’s employment by the Company for cause or due to the NEO’s poor performance or material breach. The estimated incremental payments shown in this column include three months of base salary and life and health benefits. The three months’ of base salary and life and health benefits would be payable upon the Company’s termination of the NEO’s employment due to the NEO’s poor performance, but would not be payable upon the Company’s termination of the NEO’s employment with cause or due to his material breach.

(4)	The estimated incremental payments shown in this column include the following incremental payments and benefits:

Lump Sum Payments. The amount payable equal to the annual base salary which would have been due under the remaining term of the NEOs employment contracts are as follows: Mr. Murphy-$774,000; Mr. Begley - $477,900; Mr. Berry-$371,700; Mr. Narciso-$271,100; and Mr. Varga-$281,400.

Equity Awards. Under the 2002 Incentive Plan and 2018 Plan, if the termination by the Company is for a reason other than cause, all unvested shares of restricted stock which were not granted during the year in which the termination occurs will vest. The estimated value as of December 31, 2019  of the previously granted awards that would have been accelerated for each NEO is as follows: Mr. Murphy - $1,598,827; Mr. Begley - $844,707; Mr. Berry - $799,460; Mr. Narciso-$699,435; and Mr. Varga-$676,765. The estimated value of restricted stock awards was calculated based upon the closing price of our common stock on December 31, 2019.

Life and Health Insurance Benefits. The NEOs are entitled to Company provided life and health benefits equal to the benefits which would have been provided under the remaining term of their respective employment contracts. The amounts are estimated as of December 31, 2019 as follows: Mr. Murphy-$26,117 Mr. Begley - $27,538; Mr. Berry-$26,822; Mr. Narciso-$26,144; and Mr. Varga-$26,214.

(5)

The estimated payments shown in this column include the lump sum payments and life and health insurance benefits as shown in note (4). Under the 2002 Incentive Plan and 2018 Plan, if the termination by the NEO is for good reason, all unvested shares of restricted stock will be forfeited. Hence, the amounts shown in this column do not include an incremental benefit related to equity awards.

(6)

The estimated incremental payments shown in this column include a lump sum payment equal to 100% of the NEO’s base salary, Company provided life and health insurance benefits for one year, and the estimated value of all unvested restricted stock awards as of December 31, 2019 as shown in note (2).

DIRECTOR COMPENSATION

Our bylaws provide that at the discretion of the Board, the directors may be paid their expenses, if any, at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as a director.  Since we completed our initial public offering of common stock on November 27, 2002, directors who are employees have not received any compensation for serving as directors and directors who were not our employees have received an annual retainer paid in quarterly installments.  The annual Director fees are  $85,000 annually for each non-management director.   Director fees also include an additional $60,000 annually to the Chairman of the Board, an additional $15,000 annually to the Chairman of the Audit Committee,  an additional  $10,000 annually to the Chairman of our Compensation Committee, the Chairman of our Nominating and Governance Committee, and the Chairman of our Investment Committee.

On February 26, 2019, the Compensation Committee approved grants of 1,000 shares of restricted stock to each of our non-employee directors effective on such dates.  Board of Director members must maintain stock ownership equal to at least four times their annual retainer. This requirement must be met within five years of becoming a director.

The following table sets forth the fees paid to the non-employee members of the Board for services provided in 2019.

	Fees Earned
	or Paid in	Stock	All Other
Name	Cash	Awards (1)	Compensation	Total
David F. Brussard	$ 145,000	92,520	$ -	$ 237,520
Frederic H. Lindeberg	95,000	92,520	-	187,520
Peter J. Manning	100,000	92,520	-	192,520
David K. McKown	95,000	92,520	-	187,520
Thalia M. Meehan	85,000	92,520	-	177,520

(1)

The amounts in this column represent 1,000 shares granted to each Director multiplied by the closing price of the stock on the date of the grant.  As of December 31, 2019, no directors who are not our employees held unvested stock awards or unexercised stock options.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting process, and is more fully described in its charter which the Board and the Audit Committee have adopted and is included as Appendix A to this Proxy Statement.

Each member of the Audit Committee satisfies the definition of an “independent director” as established by Rule 4200 of the NASDAQ Marketplace Rules.  The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over the accounting and financial reporting process.  PwC is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to express an opinion on the financial statements and on the Company’s internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2019,  the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and PwC;
•	discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the SEC;
•

received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors their independence;

•	met and held discussions with the head of the Company’s internal audit group; and
•	reviewed our written charter and practices and determined that they meet the applicable requirements of the NASDAQ Marketplace Rules and the SEC.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, and be filed with the SEC.

Respectfully submitted,

PETER J. MANNING, CHAIRMAN

FREDERIC H. LINDEBERG

DAVID K. MCKOWN

The above report of the Audit  Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of April 1, 2020 with respect to the beneficial ownership of shares of common stock by the following individuals: (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of such stock; (b) each of our directors and director nominees; (c) each of our Named Executive Officers; and (d) all of our directors, director nominees and executive officers as a group. Except as stated below, each holder listed below has sole or shared investment and/or voting power with respect to the shares of common stock beneficially owned by the holder, subject to community property laws where applicable. The information in the table and the related notes has been furnished by or on behalf of the indicated owners.

		Amount of Shares	Percentage of
Name and Address of Beneficial Owner		Beneficially Owned	Class (%) (6)
(a)	Security ownership of certain beneficial owners:
	BlackRock, Inc. (1)	2,213,492	14.3%
	40 East 52nd Street
	New York, New York 10022
	The Vanguard Group (2)	1,586,048	10.3%
	100 Vanguard Blvd
	Malvern, PA 19355
	SRB Corporation (3)	1,582,095	10.2%
	125 High Street
	Boston, MA 02110
	T. Rowe Price Associates, Inc. (4)	1,190,461	7.7%
	100 E. Pratt Street,
	Baltimore, Maryland 21202
	Dimensional Fund Advisors LP (5)	985,268	6.4%
	6300 Bee Cave Road
	Austin, Texas 78746
(b)	Security ownership of directors and director nominees:
	David F. Brussard *	355,806	2.3%
	George M. Murphy	78,448	0.5%
	Frederic H. Lindeberg	18,000	0.1%
	Peter J. Manning	8,000	0.1%
	David K. McKown	6,500	0.0%
	Thalia M. Meehan*	4,000	0.0%
	Mary C. Moran	1,000	0.0%
(c)	Security ownership of Named Executive Officers:
	William J. Begley, Jr.	82,751	0.5%
	James D. Berry	27,243	0.2%
	Paul Narciso	26,505	0.2%
	George M. Murphy	78,448	0.5%
	Stephen A. Varga	22,452	0.1%
	Christopher T. Whitford	8,238	0.1%
(d)	All directors, director nominee and executive officers as a group
	(15 persons)	766,932	5.0%

*Nominee for director.

(1)	Based on Schedule 13G, dated February 4, 2020 filed by Black Rock, Inc. which states sole voting power over 2,177,316 shares and sole dispositive power over 2,213,492 shares.
(2)

Based on Schedule 13G, dated February 12, 2020, filed by The Vanguard Group which states sole voting power over 13,765 shares, shared voting power over 3,132 shares, sole dispositive power over 1,570,740 shares and shared dispositive power over 15,308 shares.

(3)	Based on Form 4, dated March 23, 2020, filed by SRB Corporation which states shared voting power and shared dispositive power over 1,582,095 shares.
(4)	Based on Schedule 13G, dated February 14, 2020, filed by T. Rowe Price Associates, Inc. which states sole voting power over 286,630 shares and sole dispositive power over 1,190,461 shares.
(5)	Based on Schedule 13G, dated February 12, 2020, filed by Dimensional Fund Advisors LP which states sole voting power over 943,329 shares and sole dispositive power over 985,268 shares.
(6)

Percentage of class refers to percentages of class beneficially owned as the term beneficial ownership is defined in Rule 13d‑3 under the Securities Exchange Act of 1934 and is based upon the 15,452,789 shares of common stock outstanding and eligible to vote on the Record Date.

The mailing address of each director, director nominee, and executive officer shown above is c/o Safety Insurance Group, Inc., 20 Custom House Street, Boston, MA  02110.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of David K. McKown (Chairman), Frederic H. Lindeberg, Peter J. Manning, and Thalia M. Meehan who are four independent non-employee directors who have no “interlocking” relationships as defined by the SEC, or other relationships with us that would call into question their independence as a member of the Compensation Committee.  During fiscal year 2019, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

PAY RATIO

We are providing the following information to comply with Item 402(u) of Regulation S-K. We have determined that our pay ratio for 2019 is 41 to 1, calculated pursuant to SEC rules by dividing our CEO’s annual total compensation set forth in the Summary Compensation Table for 2019 ($3,319,660) by $80,284, which represents the median of the annual total compensation of our employees (other than our CEO) for 2019. We identified our median employee as of December 31, 2019, using our entire workforce of approximately 617 employees. Total compensation including cash bonuses and stock related awards were used to determine the median employee for 2019.  We then calculated the median employee’s annual total compensation based on the proxy rules for determining the annual total compensation of our NEOs in order to determine the pay ratio.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and make various assumptions that may differ from other companies’ methodologies and/or assumptions. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We have adopted and maintain a code of business conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, maintenance of corporate books and records, gifts and entertainment, political contributions, confidentiality, public communications, special obligations applicable to our CFO and members of the audit committee, and standards and procedures for compliance with the code. Among other things, the code covers all transactions required to be disclosed in this related party transactions section of the proxy statement. The code can be found on our website at www.SafetyInsurance.com. Shareholders may also obtain a copy of the code by writing to the Office of Investor Relations at the address set forth under "Available Information."

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons shall be responsible for the enforcement of the policies set forth in the code and will be held accountable for any violations of the code. Any of our officers or employees having any information or knowledge regarding any transaction or activity prohibited by the code shall promptly report the same to our CFO, who shall review and determine whether to approve of potential conflicts of interest for employees. Review and approval of potential conflicts of interests of officers and directors shall be made by the audit committee of our board of directors.

The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our CFO and audit committee will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our CFO or audit committee, as applicable, concluded in good faith that it was in our interest to proceed with it. We expect that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, that any such transaction will be submitted for ratification as promptly as practicable.

OTHER MATTERS

Inspectors of Election

Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, has been appointed as Inspectors of Election for the Company’s 2020 Annual Meeting. Representatives of Broadridge will attend the 2020 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots, and determine the results of the vote.

Delivery of Documents to Shareholders Sharing an Address

We have adopted a procedure approved by the SEC, called “householding.”  Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Broadridge Shareholder Services (in writing: P.O. Box 1342,  Brentwood, NY 11717-0718; by telephone: 1‑877‑830‑4936). If you participate in householding and wish to receive a separate copy of the 2019 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Broadridge Shareholder Services as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the Annual Report to Our Shareholders, or Proxy Statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

Available Information

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. The Company will provide to any shareholder, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed with the SEC. Written, telephone, fax or e-mail requests should be directed to the Office of Investor Relations, Safety Insurance Group, Inc., 20 Custom House Street,

Boston, MA 02110, Tel: 877‑951‑2522, Fax: 617‑603‑4837, or e-Mail to InvestorRelations@SafetyInsurance.com. These documents are also made available on the Company’s website, www.SafetyInsurance.com, as soon as reasonably practicable after each SEC Report is filed with or furnished to the SEC.

Shareholder Proposals for the Annual Meeting of Shareholders

Any shareholder proposals intended to be presented at our 2021 Annual Meeting and considered for inclusion in our proxy materials must be received by December 18, 2020. Any shareholder proposals intended to be presented at our 2021 Annual Meeting and not included in our proxy materials must comply with the advance notice provisions in Article II, Section 2 and Article III, Section 1 of our bylaws. Notices must be received by December 18, 2020. In addition, shareholders who wish to nominate directors for election or make other proposals must comply with the procedures described in our bylaws. All shareholder proposals should be directed to our Secretary, Christopher T. Whitford, at our address listed on page 1 of this Proxy Statement.

By Order of the Board of Directors,

CHRISTOPHER T. WHITFORD
Vice President, Chief Financial Officer and Secretary

APPENDIX A

Safety Insurance Group, Inc.

AUDIT COMMITTEE CHARTER

As approved by the Audit Committee and Board of Directors on May 16, 2013

This Charter (this “Charter’) of the Audit Committee has been adopted by the Board of Directors (the “Board”) of Safety Insurance Group, Inc (the “Company”).

I. General Statement of Purpose

The Audit Committee of the Board of the Company assists the Board in general oversight and monitoring of: (i) the integrity and audits of financial statements of the Company; (ii) the independent auditor’s qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the accounting and financial reporting processes of the Company; and (v) the Company’s procedures for compliance with legal and regulatory requirements.

II. Audit Committee Composition

The Audit Committee shall be comprised of a minimum of three directors as appointed by the Board, who shall meet the independence and audit committee composition requirements of the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc., as may be modified or supplemented, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and any applicable requirements of state law. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including a balance sheet and statements of operations, comprehensive income and cash flows, and to the extent required, at least one member shall be an “Audit Committee Financial Expert” as such term is defined by the Commission.

The members of the Audit Committee shall be elected by the Board and shall continue to serve as such until the next annual meeting of the Board or until their respective successors are designated. Any vacancy that might arise in the membership of the Audit Committee shall be filled by appointment of the Board.

III. Meetings

The Audit Committee will meet as often as may be deemed necessary or appropriate and at such times and places as it shall determine, but not less frequently than quarterly. The Audit Committee will meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee will record the actions taken at such meetings and will report to the Board with respect to its meetings.

IV. Responsibilities and Authority

The Audit Committee shall have the sole authority to appoint, replace, determine funding for, and oversee the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, or performing other audit, review or attest services for the Company.  The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing and review services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor in accordance with applicable rules and regulations.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall be responsible for (i) ensuring its receipt of a formal written statement delineating all relationships between the independent auditor and the Company from the independent auditors, consistent with Independence Standards Board Standard No. 1, as may be modified or supplemented; (ii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors; and (iii) taking, or recommending that the Board take, appropriate action to oversee the independence of the independent auditor.

The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

V. Audit Committee Principal Processes

The principal processes of the Audit Committee will generally include the following which are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate:

A. Financial Statement and Disclosure

1.	Review and discuss with management and the independent auditor the annual earnings release and annual audited financial statements, including disclosures made in management’s discussion and analysis.
2.

Review and discuss with management and the independent auditor the Company’s quarterly earnings releases and quarterly financial statements prior to the filing of its Form 10‑Q, including disclosures made in management’s discussion and analysis and the results of the independent auditor’s review of the quarterly financial statements.

3.

Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the

Company’s internal controls and any special steps adopted in light of material control deficiencies.
4.

Review and discuss quarterly reports from the independent auditors on: (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Review management’s conclusions about the Company’s disclosure controls and procedures.
6.

Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

7.

Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10‑K and Form 10‑Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

B. Oversight of the Company’s Relationship with the Independent Auditor

1.

Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors.

2.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

C. Oversight of the Company’s Internal Audit Function

1.	Review the appointment and replacement of the senior internal auditing executive.
2.	Review the significant reports to management prepared by the internal auditing department and management’s responses.
3.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

D. Oversight of the Company’s Risk Management Process

1.	Assist the Board in fulfilling its risk oversight responsibilities.

2.	Review and approve the Company’s overall risk level.
3.	Review the risk register evidencing the Company’s risk environment.
4.	Monitor the effectiveness of the risk treatment activities in place
5.	Review and approve the Company’s risk management program and supporting policies and procedures.

VI. Annual Evaluation

The Audit Committee shall review and reassess this Charter on an annual basis.

VII. Limitation of Audit Committee’s Role

Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company’s financial statements or determining whether or not the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles or the rules of the Commission. Such responsibilities are the duty of management and the independent auditor.

APPENDIX B

Safety Insurance Group, Inc.

COMPENSATION COMMITTEE CHARTER

As approved by the Compensation Committee and the Board of Directors on March 27, 2013

This Charter (this “Charter”) of the Compensation Committee (the “Committee”) has been adopted by the Board of Directors (the “Board”) of Safety Insurance Group, Inc. (the “Company”).

I.General Statement of Purpose

The Committee shall assist in fulfilling the Board’s oversight responsibilities relating to compensation including, but not limited to: (i) reviewing and making recommendations to the Board on the Company’s compensation practices and policies; (ii) determining or recommending to the Board for determination, the salaries and incentive compensation of the Chief Executive Officer and all other executive officers; and (iii) administering and interpreting the Company’s equity-based plans. The Committee shall also prepare the report required to be included in the Company’s annual proxy statements pursuant to the rules promulgated by the United States Securities and Exchange Commission.

II.Responsibilities and Authority

In furtherance of this purpose, the Committee shall have the following responsibilities and authority:

a.

The Committee shall approve, and review at least annually, the terms of any agreement providing for the compensation of the Chief Executive Officer. If there is no such agreement in place, or if such agreement provides for compensation based upon a determination by the Board, the Committee shall determine, or recommend to the Board for determination, the Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation.

b.

The Committee shall approve, and review at least annually, the terms of any agreement providing for the compensation of any executive officer of the Company. If there is no such agreement in place, or if such agreement provides for compensation based upon a determination by the Board, the Committee shall determine, or recommend to the Board for determination, the annual compensation, including salary, bonus, incentive and equity compensation of such executive officers.

c.

To consider and take actions with respect to adoption, amendment, administration or termination of long-term incentive plans, equity/stock plans (subject to paragraph d below), retirement or pension plans, and other plans related to compensation of current and former employees of the Company.

d.

To review the terms and conditions of compensation and incentive plans, evaluate the performance of compensation and incentive plans, and approve, and recommend to the Board for its approval, the initial adoption of any equity-based plans and any material modifications to such plans (such as an increase in the number of shares of the

Company’s common stock available for grant thereunder) as the Committee deems appropriate.
e.	To recommend to the Board the compensation of outside directors.
f.	To delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.
g.	To exercise such additional powers as may be reasonably necessary, in the Committee’s discretion, to fulfill its responsibilities hereunder.

III.Outside Advisors

The Committee, acting by majority vote, shall have the sole authority to retain and terminate compensation consultants to assist in the evaluation of Chief Executive Officer or executive officer compensation, including sole authority to approve such consultants’ fees and any other retention terms. The Committee, acting by majority vote, shall also have sole authority to obtain advice and assistance from internal or external legal, accounting or other advisors to assist the Committee in fulfilling its responsibilities hereunder. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee.

To the extent required under NASDAQ Listing Rule 5605(d), the Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Committee, other than in-house legal counsel, only after taking into consideration the following factors:

a.	the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;
b.

the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

c.	the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;
d.	any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;
e.	any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and
f.	any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Committee.

IV.Annual Evaluation

The Committee shall review this Charter annually and recommend to the Board any improvements to this Charter it deems necessary.

V.Membership

The Committee shall consist of no fewer than two (2) members of Board, as determined by the Board.  Each Committee member shall meet the independence requirements of the Marketplace Rules promulgated by the Financial Industry Regulatory Authority, Inc., as determined by the Board, and any other requirements set forth in applicable laws, rules and regulations.

Committee members shall be appointed annually by a majority vote of the Board on the recommendation of the Nominating and Corporate Governance Committee. The Committee members may be removed, with or without cause, by a majority vote of the Board.

VI.Chairman

The Committee shall include a Committee chairman. The Committee chairman shall be appointed by a majority vote of the Board. The Committee chairman shall be entitled to chair all regular sessions of the Committee, add topics to the agenda, and cast a vote to resolve any ties.

VII.Meetings

The Committee shall meet as often as necessary to carry out its responsibilities, but at least twice yearly. The Committee chairman may call a Committee meeting upon due notice of each other Committee member at least forty-eight (48) hours prior to the meeting, unless such notice is waived by any Committee member not receiving such notice. Any Committee member may request the Committee chairman to call a meeting. A majority of Committee members, acting in person or by proxy, shall constitute a quorum. The Committee shall be responsible for maintaining minutes and other applicable records of each Committee meeting. The Committee shall report its actions and recommendations to the Board after each Committee meeting.

The Committee may invite to, or exclude from, its meetings any individual it deems appropriate in order to carry out its responsibilities. However, the Chief Executive Officer may not be present during voting or deliberations on his or her compensation.

APPENDIX C

Safety Insurance Group, Inc.

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

As approved by the Nominating and Governance Committee and Board of Directors on February 26, 2019

This Charter (this “Charter”) of the Nominating and Governance Committee (the “Committee”) has been adopted by the Board of Directors (the “Board”) of Safety Insurance Group, Inc. (the “Company”).

I. General Statement of Purpose

The Committee shall assist the Board in identifying individuals qualified to become Board members, recommend director-nominees to the Board for annual shareholders’ meetings, take a leadership role in shaping the Company’s corporate governance and oversee the evaluation of the Board, management and the Board committees.

II. Responsibilities and Authority

In furtherance of this purpose, the Committee shall have the following responsibilities and authority:

1.	To lead the search for individuals qualified to become Board members to the extent necessary to fill vacancies on the Board or as otherwise desired by the Board.
2.

To develop and recommend to the Board for its approval a policy regarding director nominees recommended by shareholders, including the procedures to be followed by shareholders in submitting such recommendations. The Committee shall assess the adequacy of such policy on an annual basis, or more frequently as circumstances dictate, and recommend changes to the Board.

3.

To develop a process for identifying and evaluating director nominees. The Board is committed to a policy of inclusiveness and is committed to actively seeking out highly-qualified candidates with diverse gender, ethnicity, backgrounds, experiences, and skills for each search the Board undertakes.  The Committee shall assess the adequacy of such process on an annual basis, or more frequently as circumstances dictate, and implement any changes to such policy as determined by a majority vote of the Committee.

4.	To conduct all necessary and appropriate inquiries into the background and qualifications of each possible director nominee.
5.	To make an annual report to the Board on emergency as well as expected CEO succession planning. The full Board will work with the Committee to recommend and evaluate potential successors to the CEO.
6.	To develop a process for shareholders of the Company to send communications to the Board. The Committee shall assess the adequacy of such process on an annual basis, or more frequently as circumstances dictate, and implement any changes to such policy as determined by a majority vote of the Committee.
7.

To develop and recommend to the Board for its approval a policy regarding Board members’ attendance at annual meetings. The Committee shall assess the adequacy of such policy on an annual basis, or more frequently as circumstances dictate, and recommend changes to the Board.

8.	To review written communications from shareholders concerning the Company’s annual general meeting and governance process and make recommendations to the Board as necessary.
9.	To annually review and reassess the adequacy of the Company’s Code of Business Conduct and recommend changes to the Board as necessary.
10.

To review requests from directors and executive officers of the Company for waivers from the Company’s Code of Business Conduct, to make recommendations to the Board concerning such requests, and to review any required disclosures relating to such waivers.

11.	To review and approve all related-party transactions, as such term is defined in the NASDAQ Marketplace Rules.
12.	To delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.
13.	To exercise such additional powers as may be reasonably necessary, in the Committee’s discretion, to fulfill its responsibilities hereunder.

III. Outside Advisors

The Committee, acting by majority vote, shall have sole authority to retain and terminate any search firm employed to identify director nominees, including sole authority to approve the search firm’s fees and any other retention terms. The Committee, acting by majority vote, shall also have sole authority to obtain advice and assistance from internal or external legal, accounting, or other advisors to assist the Committee in fulfilling its responsibilities hereunder.

IV. Annual Evaluation

The Committee shall review this Charter annually and recommend to the Board any improvements to this Charter it deems necessary.

V. Membership

The Committee shall consist of no fewer than two (2) directors, as determined by the Board. Each Committee member shall meet the independence requirements of the Marketplace Rules promulgated by the National Association of Securities Dealers, Inc., as determined by the Board, and any other requirements set forth in applicable laws, rules and regulations. The Committee members shall be appointed annually, and may be removed, with or without cause, by a majority vote of the Board.

VI. Chairman

The Committee shall include a Committee chairman. The Committee chairman shall be appointed by a majority vote of the Board. The Committee chairman shall be entitled to chair all regular sessions of the Committee, add  topics to the agenda, and cast a vote to resolve any ties.

VII. Meetings

The Committee shall meet as often as necessary to carry out its responsibilities, but at least twice yearly. The Committee chairman may call a Committee meeting upon due notice of each other Committee member at least forty-eight (48) hours prior to the meeting, unless such notice is waived by any Committee member not receiving such notice. Any Committee member may request the Committee chairman to call a meeting. A majority of Committee members, acting in person or by proxy, shall constitute a quorum. The Committee shall be responsible for maintaining minutes and other applicable records of each Committee meeting. The Committee shall report its actions and recommendations to the Board after each Committee meeting.

SAFETY INSURANCE GROUP, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717

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SAFETY INSURANCE GROUP, INC.
The Board of Directors recommends you vote FOR the following:

1.	Election of two Class III Directors to serve a three year term expiring in 2023.

	Nominees:	For	Withhold

1a.	David F. Brussard	☐	☐
1b.	Thalia M. Meehan	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the Appointment of PRICEWATERHOUSECOOPERS LLP.					☐	☐	☐

3.	Advisory Vote on Executive Compensation.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 10K Wrap are available at www.proxyvote.com

SAFETY INSURANCE GROUP, INC.

Annual Meeting of Shareholders

May 20, 2020 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) George M. Murphy and Christopher T. Whitford (each with the power to act without the other and with power of substitution) or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SAFETY INSURANCE GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, EDT on May 20, 2020, at 20 CUSTOM HOUSE STREET BOSTON, MA 02110, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side